Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

June 30, 2023

AST SpaceMobile, Inc.,

Midland Intl. Air & Space Port,

2901 Enterprise Lane, Midland, Texas, 79706

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 12,500,000 shares of Class A common stock, par value $0.0001 per share (the “Securities”) of AST SpaceMobile, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Securities have been duly authorized and validly issued, and are fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus Supplement relating to the Securities, dated June 27, 2023. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP